Exhibit 23.2

Consent of Independent Auditor

The Board of Directors

Boise Inc.:

We consent to use of our report dated February 23, 2009, with respect to the consolidated statements of income and cash flows of Boise Paper Products and subsidiaries for the period from January 1, 2008 through February 21, 2008, and the consolidated statements of income, capital, and cash flows for the year ended December 31, 2007, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boise, Idaho

May 18, 2010